Exhibit 10.1

CONSULTING SERVICES AGREEMENT

April 3, 2023

Mr. Peter Bradley

Executive Chairman

RiceBran Technologies

25420 Kuykendahl Rd.

Suite B300

Tomball, Texas 73775

Dear Mr. Bradley:

Thank you for the opportunity to present our Consulting Services Agreement to assist you RiceBran Technologies by providing interim CFO financial consulting services. We appreciate the background information and discussion that David Chemerow has been able to share and to provide us with a greater understanding and context of your business. As discussed we look forward to completing some additional due diligence with your outside counsel and auditors at your convenience.

CXO Partners provides on-demand c-suite executives to our clients. As we have discussed, Bill Keneally, will be the CXO Partner providing the financial consulting services for RiceBran Technologies.

The attached consulting services agreement outlines in more detail some of the capabilities of CXO Partners along with the fee arrangements. We look forward to working with you.

Kind Regards,

Michael J. Casey
Managing Partner

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COMPANY

CXO Partners is a collection of proven C-suite executives who have successfully led multiple, enterprise-level organizations. As C-level operators and consultants, we lead organizations through transformational improvements. We are focused on providing interim executive services for established and lower middle market enterprises in software, energy, industrial, business and financial services, healthcare, consumer & retail industry sectors. Our key services include interim management, corporate performance management, mergers & acquisitions, digital transformation and Asset Performance Management (APM) planning & assessment and restructuring and turnarounds.

RECORD OF SUCCESS

CXO Partners evolved from TechCXO that helped pioneer the on-demand executive model in 2003 from a simple belief: high-potential companies can benefit from proven part-time and interim executives who they otherwise may not be able to access due to cost, availability, or they didn’t yet need them full time. TechCXO has been a member of the INC 500/5000 Fastest Growing private companies list for 14 straight years. We have helped more than 1,200 companies to date from startups to Global 1000 companies and we have assisted on more than $5B of capital raises, IPOs and M&A transactions and billions more in increased sales, product launches and overall value created.

We have provided multiple C-level positions inside successful companies and organizations for two decades. We think demonstrated success as strategic and operational leaders – in companies, not just consulting to them - is an important distinction between us and other advisory and consulting firms.

INTERIM EXECUTIVES

●	Engage an interim CEO, CFO, CRO, CIO, COO, CTO, CiSO, CMO, or CHRO

●	Get advisory assistance from proven executives to scale quickly

●	Outsource entire functions including Accounting/Finance, IT, Sales & Marketing, HR

●	No recruiting, payroll or facilities costs

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COMPREHENSIVE BUSINESS INFRASTRUCTURE SERVICES

CXO Partners provides comprehensive business infrastructure services and executive level competencies to emerging, growth-stage and established companies in the software, technology, life sciences, manufacturing and services industries.

We enable businesses to focus on core competencies by providing flexible, customized professional services supporting our clients’ strategic objectives. CXO Partners with existing management to provide appropriate resources, experience and foresight to help take companies to the next level.

CXO PARTNERS

CXO Partners insists that our partners have a proven track record of success. Every CXO Partner has successfully led companies as a C-level executive. Our partners have deep experienced in leadership roles in middle market businesses across the full range corporate experiences, from redefining roadmaps, sales strategies or an information technology overhaul to developing operational efficiencies, driving transformation, and executing merger & acquisitions. There are very few situations in the life cycle of an enterprise that our partners have not already experienced.

SMART CHOICE FOR GROWTH STAGE COMPANIES

CXO Partners is the smart choice for growth company CEOs seeking to manage financial risk and implement best practices across the CFO, CTO, CMO, CSO, CHRO, COO, or CEO functions. CXO Partners drives value by:

●	Increasing – credibility, ROI, and cash flow visibility
●	Reducing – financial risk, cost, and inefficiency
●	Improving – skills, processes, information
●	Creating – strategy, systems, and processes
●	Enabling – growth, control, and predictable results

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TERMS AND CONDITIONS

1.	Consulting Services

TechCXO, LLC; TechCXO Florida, LLC; TechCXO Tennessee, LLC; TechCXO Texas, LLC d/b/a CXO Partners (“CXO Partners”) will provide consulting services and executive talent pursuant to the scope of services provided in the accompanying proposal or work order, and under the terms and conditions of this Consulting Services Agreement (“Agreement”). Any changes to the Agreement shall be documented and approved by CXO Partners and Client in writing and attached to the Agreement. Scheduled service dates will be agreed upon mutually, subject to availability of CXO Partners personnel.

2.	Status of Parties

CXO Partners and its principals, employees, agents and subcontractors (collectively, “Consultants”) shall be, and at all times during this Agreement shall remain, an independent contractor in relationship to the Client. Consultants shall not have any rights to the Client’s usual employee fringe benefits, including, but not limited to, worker's compensation benefits, and in no event is any contract of agency or employment intended by this Agreement. Except to the extent authorized by the Client’s Board of Directors in writing, and consistent with the scope of the services under this Agreement, Consultants shall have no authority to bind, obligate, or commit the Client by any agreement, promise, or representation in any manner whatsoever. Notwithstanding any other term herein, CXO Partners shall require its Consultants to comply with Client’s global code of conduct and Client’s policies relating to data protection, data deletion, information security, confidentiality, and security breach notification while such Consultants are providing services to Client.

3.	Term of Agreement

The initial term of this Agreement shall be one (1) year from the date executed, unless specifically stated otherwise in writing, and shall renew for subsequent one (1) year terms unless CXO Partners is notified by Client in writing a minimum of thirty (30) days prior to the expiration of the then-current term. The parties may terminate the engagement as outlined in Section 10.

4.	Client Obligations

As part of the engagement under this Agreement, Client will furnish or make available any company plans, product information, financial information, and other relevant resources, and provide access to necessary personnel, as requested by CXO Partners to enable the performance of the consulting services. CXO Partners fees are based on anticipated cooperation from Client personnel and the assumption that unexpected circumstances will not be encountered during the engagement. Other resources, such as Internet access while present on Client premises and adequate workspace facilities, shall be as agreed with Client. If significant unexpected circumstances occur, the parties will discuss a new fee estimate before CXO Partners incurs additional costs.

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5.	Changes in Scope

The scope of the engagement is stated in the accompanying proposal or work order and shall be the only services provided under this Agreement. In the event that Client seeks to change the scope of the engagement, Client shall discuss such proposed changes with CXO Partners. If CXO Partners elects to perform such changes to the engagement, the parties shall work together in good faith to come to new terms on the scope of the engagement. Any changes in scope shall be mutually agreed upon in writing prior to commencement of the change. This includes any required changes in engagement responsibilities, fees and schedule. CXO Partners shall not be obligated to perform any differing or additional consulting services unless the parties have mutually agreed upon and executed a written change order or amendment to this Agreement. CXO Partners shall be entitled to an adjustment in fees based on the change in scope of the engagement. CXO Partners will provide an estimate for the change in a timely manner and the Client shall approve or disapprove this change in a timely manner.

6.	Taxes

The fees quoted in the accompanying proposal or work order do not include taxes. If CXO Partners is required to pay any federal, state, or local taxes based on the services provided under this Agreement, such taxes, except taxes based on CXO Partners’ income, shall be billed to and paid by the Client.

7.	Rights to Work Product

All deliverables under this Agreement shall be considered works-made-for-hire (“Deliverables”) and all ownership rights relating to the Deliverables shall vest in Client. Nothing herein shall be construed to grant CXO Partners any right or license to use the confidential, proprietary information of Client. Notwithstanding the provisions of this section, any intellectual or other property, including but not limited to tools, business processes, work products, methodologies, techniques, trade secrets, works of authorship, standard training material, courseware, third party or open source software, or content which (i) is not customized specifically for Client; (ii) does not contain any Client confidential or proprietary information; and (iii) was developed by CXO Partners prior to the execution of this Agreement, and used in the performance of its obligations in creating the Deliverables pursuant to this Agreement (“CXO Partners Property”), belongs to and remains the property of CXO Partners. CXO Partners hereby grants to Client a worldwide, nonexclusive, irrevocable, perpetual, royalty-free license to use, copy, distribute, display, modify and make derivative works of all such CXO Partners Property in accordance with this Agreement.

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8.	Warranty and Disclaimers

CXO Partners warrants that its services provided pursuant to this Agreement will be performed in a timely and professional manner consistent with generally-accepted industry standards. Any modifications made to work products or services provided by CXO Partners that are not authorized and executed by CXO Partners shall void the warranty. In addition, CXO Partners represents and warrants that each of its Consultants used to provide the services to Client (i) has the necessary knowledge, skill, experience, qualifications, and resources to provide and perform the services in accordance with the Agreement; and (ii) has completed a background check performed by CXO Partners and is deemed suitable by CXO Partners to perform the services contemplated by this Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, CXO PARTNERS EXPRESSLY DISCLAIMS AND CLIENT EXPRESSLY WAIVES ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, ALL SERVICES AND DELIVERABLES ARE PROVIDED “AS IS.” CXO PARTNERS IS PROVIDING SERVICES TO ASSIST CLIENT. CLIENT IS RESPONSIBLE FOR REVIEWING THE DELIVERABLES TO ENSURE THEIR ACCURACY AND COMPLETENESS AND FOR THE RESULTS OBTAINED FROM ITS USE OF THE DELIVERABLES.

9.	Limitation of Remedies

Client’s sole and exclusive remedy for any claim against CXO Partners and its Consultants with respect to the quality of the services provided by CXO Partners under this Agreement shall be, at CXO Partners’ option, re-performance of the consulting services or termination of the engagement and return of the portion of the fees paid to CXO Partners by Client for the nonconforming portion of the consulting services

In order to receive warranty remedies, deficiencies in the services must be reported to CXO Partners in writing within 60 days of completion of that portion of the services. In the absence of any such notice, the services shall be deemed satisfactory to and accepted by Client.

10.	Termination of Agreement

Unless stated otherwise in the proposal or work order applicable to the services under this Agreement, either party can terminate this Agreement without cause upon thirty (30) days written notice to the other party prior to the expiration of the then-current term. Either party can terminate this Agreement for cause if either party considers the other party is not performing its obligations in accordance with the terms of this Agreement and provides written notice to the other party of such non-performance. The party receiving such written notice will have fifteen (15) days from the date of notice receipt to correct the situation. If the situation is not corrected, the Agreement can be terminated immediately upon written notice. Upon termination of this Agreement, CXO Partners will immediately cease performing any consulting services, and Client will pay CXO Partners for all services provided and expenses incurred through the date of termination.

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11.	CXO Partners Consultants

Client acknowledges and agrees that CXO Partners shall have the right, in its sole discretion, to remove or reassign its Consultants who are assigned to provide services under the Consulting Services Agreement, subject to the approval of Client. CXO Partners agrees to notify Client before such removal or reassignment if such notice is possible. In the event Client believes that any CXO Partners Consultant is failing to perform the services in a satisfactory manner or believes that the Consultant is not technically qualified, Client shall notify CXO Partners as to the reasons for such failure. Upon receipt of notice or as soon as reasonably practical thereafter, Client and CXO Partners shall mutually determine the best course of action to take to resolve such failure, which action may include replacing such Consultant at no cost to Client. Should Client request that a CXO Partners Consultant be replaced for any reason other than job performance or technical qualification, an additional cost may be assessed to Client. This cost will be mutually agreed to in writing prior to replacement of the Consultant.

Due to the limited nature of CXO Partners’ engagement, unless expressly stated in the accompanying proposal or work order, CXO Partners and its Consultants shall not be solely responsible for the financial and accounting functions of Client even if acting in a “CFO” or similar executive role. CXO Partners and its Consultants are acting solely in a consulting capacity, and the scope of the engagement is expressly limited to the responsibilities set forth in the accompanying proposal or work order. Notwithstanding the foregoing, CXO Partners shall at all times remain responsible and liable for any gross negligence, fraud, and/or willful misconduct of its Consultants.

12.	Force Majeure

Neither party shall be responsible for any failure to perform or delay in performing any of its obligations under this Agreement where and to the extent that such failure or delay results from causes outside the reasonable control of the party. Such causes shall include, without limitation, Acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes, civil commotions, or the like. Notwithstanding the above, strikes and labor disputes shall not constitute an excusable delay for either party under this Agree‐ment.

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13.	Non-Solicitation of Employees

Each party agrees not to solicit, offer, or promise employment or employ the other party’s employees (full-time employees, Consultants or contractors) during the term of the Agreement and for a period of one (1) year following termination of this Agreement for any reason, unless prior written consent is received from the non-hiring party. In the event an employee is solicited, offered employment or hired in violation of this Agreement, the breaching party shall pay to the other party as liquidated damages a fee equal to 33% of the employee’s yearly compensation within 30 days of written notice of such violation.

14.	Limitation of Liability

EXCEPT FOR LOSSES RESULTING FROM GROSS NEGLIGENCE, FRAUD, AND/OR WILLFUL MISCONDUCT, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY (WHETHER IN CONTRACT, TORT, NEGLIGENCE OR OTHERWISE) WILL EITHER PARTY TO THIS AGREEMENT, OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR CONSULTANTS BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR OTHER SIMILAR DAMAGES, INCLUDING LOST PROFITS, LOST SALES, LOST FUNDING OR INVESTMENT, LOST BUSINESS, LOST DATA, BUSINESS INTERRUPTION OR ANY OTHER LOSS INCURRED BY THE OTHER PARTY OR SUCH THIRD PARTY IN CONNECTION WITH THIS AGREEMENT OR THE CONSULTING SERVICES, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN SUCH DAMAGES.

EXCEPT FOR LOSSES RESULTING FROM GROSS NEGLIGENCE, FRAUD, AND/OR WILLFUL MISCONDUCT, EACH PARTY’S TOTAL LIABILITY ARISING OUT OF THIS AGREEMENT, SHALL IN NO EVENT EXCEED THE FEES PAID BY CLIENT TO CXO PARTNERS PRIOR TO THE FIRST EVENT OR OCCURRENCE GIVING RISE TO SUCH LIABILITY, AND SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT OF FEES PAID BY CLIENT TO CXO PARTNERS UNDER THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE ESSENTIAL PURPOSE OF THIS SECTION IS TO ALLOCATE THE RISKS UNDER THIS AGREEMENT BETWEEN THE PARTIES AND LIMIT POTENTIAL LIABILITY GIVEN THE FEES, WHICH WOULD HAVE BEEN SUBSTANTIALLY HIGHER IF CXO PARTNERS WERE TO ASSUME ANY FURTHER LIABILITY OTHER THAN AS SET FORTH HEREIN. CXO PARTNERS HAS RELIED ON THESE LIMITATIONS IN DETERMINING WHETHER TO PROVIDE CLIENT THE CONSULTING SERVICES PROVIDED FOR IN THIS AGREEMENT AND CLIENT HAS RELIED ON THESE LIMITATIONS IN DETERMINING WHETHER TO HIRE CXO PARTNERS TO PROVIDE ANY CONSULTING SERVICES.

CXO Partners shall not be liable for any deficiency in performance of consulting services resulting from acts or omissions of the Client, including but not limited to, Client’s failure to provide accurate information, timely assistance, relevant resources or necessary personnel requested by CXO Partners to enable the performance of the consulting services. CXO Partners also shall not be liable for any deficiency in performance of consulting services to the extent that it does not directly supervise and/or manage staffing personnel provided to Client by CXO Partners, or Client refuses to engage or allow a CXO Partners Partner to be involved in the oversight and/or performance of the consulting services.

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15.	Indemnification

Each party shall indemnify and hold the other harmless against any and all third-party claims, costs, expenses, losses, and liabilities claimed by third parties, arising out of misrepresentations, acts, or omissions of the indemnifying party, and Client shall indemnify and hold CXO Partners harmless against any and all third party claims, costs, expenses, losses, and liabilities claimed by third parties, arising out of the providing of the products or services referenced in this Agreement, except for instances of fraud, gross negligence, or willful misconduct by CXO Partners and/or its Consultants.

16.	Nondisclosure

By virtue of this Agreement, the parties may have access to information that is confidential to one another (“Confidential Information”). For purposes of this Agreement, Confidential Information may include, but is not limited to, information regarding proprietary methods and products, potential product and/or service offerings, source code, designs, documentation, customer names, customer data, business plans, financial analysis, future plans and pricing, the marketing or promotion of any product, and business policies and practices. The parties agree, both during the term of this Agreement and for a period of two (2) years after termination, for any reason, of this Agreement and of all work orders hereunder, to hold each other's Confidential Information in strict confidence. The parties agree not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed in violation of the provisions of this Agreement, except a disclosure pursuant to any judicial or government request or order. The parties hereby acknowledge (1) the unique nature of the protections and provisions set forth in this provision, (2) that a party will suffer irreparable harm if the other party breaches any of said protections of this provision, and (3) that monetary damages will be inadequate to compensate the party for such breach. Therefore, if a party breaches this provision, then the aggrieved party shall be entitled to injunctive relief, in addition to any other remedies at law or equity, to enforce such provision.

17.	Arbitration

Except for attempts by CXO Partners to collect amounts owed under this Agreement, or attempts by either party to enforce the provisions of Section 18, which may be pursued, among other ways, through the federal and state judicial systems, any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance, or breach of this agreement, including any claim based on contract, tort, or statute, shall be resolved, at the request of any party to this agreement, by final and binding arbitration administered by and in accordance with the then existing rules and procedures of the American Arbitration Association, as the exclusive method of dispute resolution. The arbitration shall take place in Fulton County, Georgia. Judgment upon any reward rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

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18.	Notice

Any notice required or permitted to be given by one party to the other shall be deemed to be given when notice is mailed via certified mail with the United States Postal Service with sufficient postage prepaid, or by recognized courier service with verification of delivery, addressed to respective party to whom notice is intended at the address specified above in this Agreement.

19.	Governing Law

This Agreement shall be governed by the laws of the State of Georgia without regard to its choice of laws rules. Any dispute arising out of or relating to this Agreement shall be determined by a federal or state court in the State of Georgia. The parties hereby submit to the jurisdiction of such courts.

20.	Severability

If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal, or unenforceable, such invalid, illegal, or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal, or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal, and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties' respective rights and obligations hereunder.

21.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together constitute a singled integrated document. Facsimile transmissions of the signature page shall be binding upon the parties.

22.	Entire Agreement

This Agreement constitutes the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the services and terms described herein. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.

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Project Summary

BACKGROUND

RiceBran Technologies is specialty ingredient and milling company that produces nutritional and functional ingredients derived from rice and other small and ancient grains for the nutraceutical, healthy food, companion animal and equine feed categories. RiceBran Technologies is a market leader in North America in converting raw rice bran into stabilized rice bran (SRB) and high value SRB derivative products including:

●	RiBalance, a complete rice bran nutritional package derived from further processing SRB;
●	RiSolubles, a highly nutritious, carbohydrate and lipid rich fraction of RiBalance;
●	RiFiber, a protein and fiber rich insoluble derivative of RiBalance; and
●	ProRyza products, which includes derivatives composed of protein and protein/fiber blends.

RiceBran Technologies has developed its products by optimizing proprietary processes. Our products are healthy, natural, and non-genetically modified ingredients that are hypoallergenic and gluten free for use in baked goods, cereals, coatings, health foods, high-end animal nutrition, and animal health. Its customers include food and animal nutrition manufacturers, wholesalers and retailers, both domestic and international.

OBJECTIVES

Based on our discussions, CXO Partners will provide value-added services to assist RiceBran Technologies in the following areas. This list is not meant to be all-inclusive but provide an outline of our discussion of areas in which we may be able to contribute value to the business:

1.	Provide financial consulting services.

2.	Assist in preparation and execution of required SEC filings.

3.

Manage all supporting activities for RiceBran’s proposed investment, merger & acquisition, or disposition initiatives including maintaining the data room, presenting to and liaising with outside advisors, etc. as required to execute the business plan.

4.	Assist management, the board of directors, and the human resources team as mutually determined if it is necessary to hire a new full-time CFO as mutually agreed with management.

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Timing, Scope and Staffing

OVERVIEW & SCHEDULE

CXO Partners will provide the services described in this agreement under the following rate structure:

CXO Partners’ CFO consulting services	$45,000 per month

Expenses	Billed as incurred

Client shall reimburse CXO Partners for actual, reasonable travel, lodging, and out-of-pocket expenses incurred with Client’s prior written approval. Mileage rates will conform to the IRS standard rate schedule.

CXO Partners and Client agree that this agreement is for a minimum of one month after which either party may terminate the agreement with 30 days notice. Client agrees to provide for TechCXO, LLC to be a named insured under the Client’s directors’ and officers’ insurance policies and similar indemnification agreement to those provided to members of the board of directors. CXO Partners’ fees will be billed semi-monthly in advance. Bill rates are subject to an automatic annual rate increase of up to 5%. Client will be notified 30 days prior to such rate increase. Invoices will normally be issued on a semi-monthly basis, unless otherwise provided. Fees for services shall be payable when invoiced, and shall be deemed overdue if they remain unpaid 31 days after the date of invoice. Overdue fees shall be subject to a late payment of one and one-half percent (1.5%) per month for each month where payment is not received. Client’s failure to make timely payments under this Agreement may be considered by CXO Partners a material breach of this Agreement, which may result in suspension of consulting services to Client.

If Client’s procedures require that an invoice be submitted against a purchase order before payment can be made, Client will be responsible for issuing such purchase order 30 days before the payment due date. If CXO Partners has to collect past due sums under this agreement, then it shall also be entitled to collect its reasonable collection costs, interest and attorney’s fees. Payments are due regardless of any third-party action or responsibilities of Client.

Remit to Address:	TechCXO, LLC 1911 Grayson Highway, Suite 8/122 Grayson, GA 30017

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Agreement and Signature

Client: RiceBran Technologies
Contact: David Chemerow
Date: April 3, 2023
Billing Contact: David Chemerow
Billing Contact Email: davidchemerow@comcast.net

Services performed by TechCXO, LLC; TechCXO Florida, LLC; TechCXO Tennessee, LLC; TechCXO Texas, LLC (“TechCXO”) d/b/a CXO Partners are governed by the general terms and conditions. Agreement to the terms and conditions is indicated by the specification of the required information below and the signature of authorized agents for both CXO Partners and Client (hereinafter, (“Client”).

PROPOSAL AND TERMS OF SERVICES ACCEPTED BY CLIENT

Signature	Print Name / Title

Date

PROPOSAL AND TERMS OF SERVICES ACCEPTED BY CXO PARTNERS

Signature	Print Name / Title

Date

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